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EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
World Air Holdings, Inc.:

We consent to the use of our report dated March 5, 2004, with respect to the consolidated balance sheets of World Airways, Inc. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders' deficiency, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus supplement.

/s/ KPMG LLP

Atlanta, Georgia
January 21, 2005

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Consent of Independent Registered Public Accounting Firm